Exhibit 23.1

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Electrameccanica Vehicles Corp.

We consent to the use of our report dated March 22, 2021, with respect to the consolidated statements of financial position of the Company as of December 31, 2020 and 2019, and the related consolidated statements of comprehensive loss, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the “consolidated financial statements”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement (No.333-222814) Post-Effective Amendment No. 4 to Form F-1.

Our report on the consolidated financial statements refers to a change in the presentation currency from Canadian dollars to US dollars as of December 31, 2020, applied retrospectively to all periods presented, and a change in the accounting policy for leases as of January 1, 2019 due to the adoption of IFRS 16 – Leases.

/s/ KPMG LLP

Chartered Professional Accountants

April 28, 2021

Vancouver, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.